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                                                                   Exhibit T3E-1


                      IN THE UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            WEST PALM BEACH DIVISION

In re:                     )
                           )    Chapter 11
REPTRON ELECTRONICS, INC., )
                           )    Case No.:03-35966-BKC-PGH
         Debtor.           )
                           )
---------------------------

                    DEBTOR'S MODIFIED SECOND AMENDED PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

            [THE FIRST AMENDED DISCLOSURE STATEMENT WAS APPROVED WITH
          RESPECT TO THIS SECOND AMENDED PLAN OF REORGANIZATION BY THE
          BANKRUPTCY COURT ON DECEMBER 17, 2003. ACCORDINGLY THE DEBTOR
           AND THE CREDITORS COMMITTEE URGES YOU TO VOTE TO ACCEPT THE
                                      PLAN]

                                     TEW CARDENAS LLP
                                     Thomas R. Lehman, P.A.
                                     Lynn Maynard Gollin, Esq.
                                     201 South Biscayne Boulevard
                                     Miami Center, Suite 2600
                                     Miami, Florida 331312
                                     Tel:  (305) 536-1112
                                     Fax:  (305) 536-1116

                                     Counsel to the Debtor

Dated:  January 14, 2004.

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                                TABLE OF CONTENTS

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ARTICLE I            DEFINITIONS AND INTERPRETATIONS..............................................................       1

   A.    Definitions..............................................................................................       1

   B.    Interpretation, Application Of Definitions And Rules Of Construction....................................       10

ARTICLE II           PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE
                     CLAIMS, DIP FACILITY CLAIM AND PRIORITY TAX CLAIMS .........................................       11

      2.1.     Administrative Expense Claims.....................................................................       11

      2.2.     DIP Facility Claim................................................................................       11

      2.3.     Priority Tax Claim................................................................................       11

ARTICLE III          CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN THE
                     DEBTOR. ....................................................................................       11

      3.1.     Class 1--Other Priority Claims....................................................................       11

      3.2.     Class 2A - Gaylord Facility Claim.................................................................       11

      3.3.     Class 2B - Hibbing Facility Claim.................................................................       11

      3.4.     Class 2C - Tampa Facility Claim...................................................................       11

      3.5.     Class 2D - Transamerica Claim.....................................................................       12

      3.6.     Class 2E - Miscellaneous Secured Claims...........................................................       12

      3.7.     Class 2F - DIP Lender Letter of Credit Claim......................................................       12

      3.8.     Class 3  - Trade Vendor Claims....................................................................       12

      3.9.     Class 4 - General Unsecured Claims................................................................       12

      3.10.    Class 5 - Common Equity Interests.................................................................       12

      3.11.    Class 6 - Other Equity Interests..................................................................       12

ARTICLE IV           PROVISIONS FOR TREATMENT OF CLAIMS AND INITIAL
                     DISTRIBUTION DATE INTERESTS ................................................................       12

      4.1.     Other Priority Claims (Class 1)...................................................................       12

      4.2.     Gaylord Facility Claim (Class 2A).................................................................       12

      4.3.     Hibbing Facility Claim (Class 2B).................................................................       12

      4.4.     Tampa Facility Claim (Class 2C)...................................................................       12

      4.5.     Transamerica Claim (Class 2D).....................................................................       12

      4.6.     Miscellaneous Secured Claims (Class 2E)...........................................................       12

      4.7.     DIP Lender Letter of Credit Claim (Class 2F)......................................................       13

      4.8.     Trade Vendor Claims (Class 3).....................................................................       13

                                       ii

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      4.9.     General Unsecured Claims (Class 4)................................................................       13

      4.10.    Common Equity Interests (Class 5).................................................................       13

      4.11.    Other Equity Interests (Class 6)..................................................................       13

ARTICLE V            IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
                     IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN ..............................................       14

      5.1.     Unimpaired Classes................................................................................       14

      5.2.     Impaired Classes..................................................................................       14

      5.3.     Classes Deemed to Reject..........................................................................       14

ARTICLE VI           CRAMDOWN....................................................................................       14

ARTICLE VII          MEANS OF IMPLEMENTATION.....................................................................       14

      7.1.     Distributions.....................................................................................       14

      7.2.     Authorization to Issue New Securities.............................................................       15

      7.3.     New Indenture.....................................................................................       15

      7.4.     Issuance of New Securities........................................................................       15

      7.5.     Public Company Status.............................................................................       15

      7.6.     Cancellation of Existing Securities and Agreements................................................       15

      7.7.     Amended Certificate of Incorporation..............................................................       16

      7.8.     Stock Option Plan.................................................................................       16

      7.9.     Board of Directors of Reorganized Debtor..........................................................       16

      7.10.    Continued Corporate Existence.....................................................................       16

      7.11.    Exit Facility.....................................................................................       16

      7.12.    Plante Employment Contract........................................................................       17

      7.13.    Musto Sr. Termination.............................................................................       17

      7.14.    Musto Jr. Termination.............................................................................       17

      7.15.    Lane Termination..................................................................................       17

ARTICLE VIII         PROVISIONS GOVERNING DISTRIBUTIONS..........................................................       17

      8.1.     Date of Distributions.............................................................................       17

      8.2.     Disbursing Agent..................................................................................       17

      8.3.     Compensation of Professionals.....................................................................       17

      8.4.     Professional Fee Applications.....................................................................       18

      8.5.     Substantial Contribution Claims...................................................................       18

      8.6.     Delivery of Distributions.........................................................................       18

      8.7.     Manner of Payment Under the Plan..................................................................       19

                                      iii

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      8.8.     Fractional Shares and Notes.......................................................................       19

      8.9.     Setoffs and Recoupment............................................................................       19

      8.10.    Distributions After Effective Date................................................................       19

      8.11.    Rights and Powers of Disbursing Agent.............................................................       19

         (A)      Expenses Incurred on or After the Effective Date...............................................       19

      8.12.    Old Notes Indenture Trustee's Fees and Expenses...................................................       19

      8.13.    Record Date for Holders of Claims.................................................................       19

      8.14.    Reserves..........................................................................................       20

         (A)      Disputed General Unsecured Claims..............................................................       20

         (B)      Disputed Equity Interest Reserve...............................................................       20

         (C)      Disputed Priority Claims Reserve...............................................................       20

      8.15.    Allocation Relating to Old Notes..................................................................       21

ARTICLE IX           PROCEDURES FOR TREATING
                     DISPUTED CLAIMS UNDER THE PLAN..............................................................       21

      9.1.     Disputed Claims...................................................................................       21

      9.2.     No Distributions Pending Allowance................................................................       21

      9.3.     Distributions After Allowance.....................................................................       21

ARTICLE X            PROVISIONS GOVERNING EXECUTORY CONTRACTS AND
                     UNEXPIRED LEASES ...........................................................................       22

      10.1.    Assumed Contracts and Leases......................................................................       22

      10.2.    Payments Related to Assumption of Contracts and Leases............................................       22

      10.3.    Rejected Contracts And Leases.....................................................................       22

      10.4.    Reservation.......................................................................................       23

      10.5.    Bar for Rejection Damages.........................................................................       23

      10.6.    Treatment Under Plan of Rejection Damages.........................................................       23

ARTICLE XI           CONDITIONS PRECEDENT TO EFFECTIVE DATE......................................................       23

      11.1.    Conditions Precedent to Effective Date of the Plan................................................       23

      11.2.    Waiver of Conditions Precedent....................................................................       24

ARTICLE XII          EFFECT OF CONFIRMATION......................................................................       24

      12.1.    Vesting of Assets.................................................................................       24

      12.2.    Preservation of Causes of Action..................................................................       24

      12.3.    Binding Effect....................................................................................       24

      12.4.    Discharge of Debtor...............................................................................       24

      12.5.    Term of Injunctions or Stays......................................................................       24
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                                       iv
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      12.6.    Exculpation.......................................................................................       25

      12.7.    Release...........................................................................................       25

      12.8.    Indemnification Obligations.......................................................................       25

      12.9.    Letter of Credit Obligations......................................................................       26

ARTICLE XIII         RETENTION OF JURISDICTION...................................................................       26

ARTICLE XIV          MISCELLANEOUS PROVISIONS....................................................................       27

      14.1.    Payment of Statutory Fees.........................................................................       27

      14.2.    [Left Intentionally Blank]........................................................................       27

      14.3.    Creditors Committee...............................................................................       27

      14.4.    Exemption from Certain Transfer Taxes.............................................................       28

      14.5.    Modifications and Amendments......................................................................       28

      14.6.    Compliance with Tax Requirements..................................................................       28

      14.7.    Preservation of Transferred Claims................................................................       28

      14.8.    Severability of Plan Provisions...................................................................       28

      14.9.    Filing or Execution of Additional Documents.......................................................       29

      14.10.   Notices...........................................................................................       29

      14.11.   Governing Law.....................................................................................       30

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           REPTRON ELECTRONICS, INC.'S MODIFIED SECOND AMENDED PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         The Debtor, Reptron Electronics, Inc., proposes the following Modified Second Amended Plan of Reorganization, dated as of January 14, 2004, pursuant to section 1121(a) of the Bankruptcy Code:

ARTICLE I DEFINITIONS AND INTERPRETATIONS

                  A.       DEFINITIONS.

                  The following terms herein shall have the respective meanings defined below:

                  1.1. Ad Hoc Committee means the pre-Petition Date unofficial committee of certain holders of the Old Notes which was comprised of Camden Asset Management, L.P., Wachovia Securities, First Pacific Advisors, JMG Capital Management and Hal Purkey.

                  1.2. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtor's estate, (b) any actual and necessary costs and expenses of operating the Debtor's business during the Chapter 11 Case in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case in the ordinary course of business, including all obligations owed the DIP Lender under the DIP Facility, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the Debtor's estate under section 1930, title 28, United States Code. With respect to fees due the U.S. Trustee, the Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of the Confirmation Order for pre-Confirmation Date periods and simultaneously provide the U.S. Trustee an appropriate affidavit indicating the Cash disbursements for the relevant period. The Reorganized Debtor shall further pay the U.S. Trustee the appropriate sum required pursuant to 28. U.S.C. Section 1930(a)(6) based upon all disbursements of the Reorganized Debtor for post-Confirmation Date periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), until the earlier of the closing of the Case by the issuance of a final decree by the Bankruptcy Court, or upon the entry of an Order by the Bankruptcy Court dismissing the Case or converting the Case to another chapter under the Bankruptcy Code, and the party responsible for paying the post-Confirmation Date U.S. Trustee fees shall provide to the U.S. Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all Cash disbursements for the relevant period.

                  1.3. Administrative Expense Claims Bar Date means January 9, 2004.

                  1.4. Allowed means with reference to any Claim (a) any Claim against the Debtor which has been listed by the Debtor in its Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim allowed under this Plan, (c) any Claim which is not Disputed by the Objection Deadline, (d) any

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Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtor pursuant to a Final Order of the Bankruptcy Court, (e) any Claim which, if Disputed, has been Allowed by Final Order or (f) any Claim which the Reorganized Debtor determines to allow in its sole and absolute discretion; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of Bankruptcy Court shall not be considered "Allowed Claims" hereunder.

                  1.5. Amended By-Laws means the Amended and Restated By-laws of the Reorganized Debtor which shall be in substantially the form annexed hereto as Exhibit A and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.6. Amended Certificate of Incorporation means the Amended and Restated Certificate of Incorporation of Reorganized Debtor which shall be in substantially the form annexed hereto as Exhibit B and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.7. Bankruptcy Code means title 11, United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

                  1.8. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Florida having jurisdiction over the Chapter 11 Case.

                  1.9. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Case, and any Local Rules of the Bankruptcy Court.

                  1.10. Bar Date means December 31, 2003, the deadline for filing all proofs of Claims except (i) Claims of governmental units for which proofs of Claim are filed in accordance with section 502(b)(9) of the Bankruptcy Code, or (ii) such other date(s) as has been granted by Order of the Bankruptcy Court with respect to one or more other holders of Claims.

                  1.11. Board of Directors of Reorganized Debtor means, initially, Mark Holliday, Michael Musto, Sr., Paul Plante, Hal Purkey, Steven Scheiwe and Neil Subin.

                  1.12. Business Day means any day other than a Saturday, a Sunday or any other day on which the Bankruptcy Court is closed.

                  1.13. Cash means cash equivalents (including personal checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks and money orders) and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

                  1.14. Chapter 11 Case means the case filed by the Debtor with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

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                  1.15.    Claim means (a) any right to payment from the Debtor,
whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, known or unknown.

                  1.16.    Claims Bar Date means December 31, 2003.

                  1.17. Class means any group of substantially similar Claims or Interests classified by the Plan pursuant to section 1129(a)(1) of the Bankruptcy Code.

                  1.18. Collateral means any property or interest in property of the Debtor's estate subject to a Lien to secure the payment or performance of a Claim which Lien is not subject to avoidance under the Bankruptcy Code.

                  1.19. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket in this Chapter 11 Case.

                  1.20. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

                  1.21. Confirmation Order means the order of the Bankruptcy Court confirming the Plan.

                  1.22. Common Equity Interest means the interest of any holder of equity securities of the Debtor, represented by any issued and outstanding shares of common stock in the Debtor as of the Petition Date.

                  1.23. Creditors Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

                  1.24. Cure means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

                  1.25. Customary Trade Terms means the most favorable trade terms, practices and programs (including, but not limited to, credit terms, pricing, cash discounts, timing of payment, allowances, rebates, normal product mix and availability and other applicable terms and programs) in effect between a creditor and the Debtor during the one year period prior to the Petition Date or such other trade terms, practices and programs that are at least as favorable as those that were in effect during such time.

                                       3

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                  1.26.    Debtor means Reptron.

                  1.27. Debtor in Possession means the Debtor in its capacity as Debtor in possession in the Chapter 11 Case under sections 1107(a) and 1108 of the Bankruptcy Code.

                  1.28. DIP Facility means the post-petition credit advances made from and after the Petition Date, and all other amounts due to the DIP Lenders, pursuant to that certain Post-Petition Credit Agreement dated October 31, 2003, among Reptron, as borrower and CIT Group/Business Credit, Inc. as lender, and the Financing Orders, as at any time amended by order of the Court.

                  1.29. DIP Facility Claim means all Allowed Claims outstanding under the DIP Facility as of the Effective Date.

                  1.30. DIP Lender means CIT Group/Business Credit, Inc. as the lender under the DIP Facility.

                  1.31. DIP Lender Letter of Credit Claim means the DIP Lender's claim against the Debtor arising from the DIP Lender having arranged for the issuance of the Hartford Letter of Credit.

                  1.32. Disallowed means, when used with respect to a Claim or Equity Interest, a Claim or Equity Interest that has been disallowed by Final Order.

                  1.33. Disbursing Agent means any entity, including the Debtor, Reorganized Debtor, the Old Notes Indenture Trustee or any other person as selected by the Debtor to act as disbursing agent, in its capacity as a disbursing agent under the Plan.

                  1.34. Disclosure Statement means the disclosure document dated December 17, 2003 relating to the Plan, including, without limitation, all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

                  1.35. Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest proof of which was filed with the Bankruptcy Court and (a) which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and which has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, or (b) as to which the Debtor or any other party in interest has interposed a timely objection on or before the Objection Deadline, which objection has not been withdrawn or determined by a Final Order; provided, however, that prior to (x) the time an objection has been filed, and (y) the expiration of the Objection Deadline with respect to such Claim or Equity Interest, a Claim or Equity Interest shall be considered a Disputed Claim or Disputed Equity Interest to the extent that the amount of the Claim or Equity Interest specified in a proof of Claim or Equity Interest exceeds the amount of the Claim or Equity Interest scheduled by the Debtor as not disputed, contingent, or unliquidated.

                  1.36. Disputed Equity Interest Reserve means that reserve created pursuant to Section 8.13 of the Plan.

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                  1.37.    Disputed General Unsecured Claims Reserve means that
reserve created pursuant to Section 8.13 of the Plan.

                  1.38. Disputed Priority Claims Reserve means that reserve created pursuant to Section 8.13 of the Plan.

                  1.39. Distribution Record Date means, notwithstanding Bankruptcy Rule 3021, the record date for all distributions under the Plan shall be: (i) with respect to the Initial Distribution Date, five (5) calendar days before the Effective Date; and (ii) with respect to any subsequent distribution, five (5) calendar days before said distribution.

                  1.40. Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 11 of the Plan shall have been satisfied or waived as provided therein, provided, however, that if a stay of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay is no longer in effect.

                  1.41. Equity Interest means either a Common Equity Interest or an Other Equity Interest.

                  1.42. Equity Interest Distribution means 5% of the New Issued Common Stock.

                  1.43. Exchange Act means the Securities Exchange Act of 1934, as amended.

                  1.44. Exit Facility means a credit facility sufficient to repay the DIP Facility Claim and all other Cash distributions that Debtor is required to make on or about the Effective Date under the terms of the Plan.

                  1.45. Exit Facility Lender means Congress Financial Corporation (Florida).

                  1.46. FBCA means the Business Corporation Act of the State of Florida, as amended from time to time.

                  1.47. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case, which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

                  1.48. Financing Agreement means the Financing Agreement between the Debtor and the DIP Lender entered into pursuant to the Financing Orders.

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                  1.49.    Financing Orders means the Amended Interim Order
Granting Motion Authorizing Post-Petition Financing, Granting Security Interests and According Super-Priority Administrative Claims Status Pursuant to 11 U.S.C.
Section 364(c) by Reptron Electronics, Inc., dated October 31, 2003, as amended and the Final Order Authorizing Post-Petition Financing, Granting Security Interests and According Super-Priority Administrative Claims Status Pursuant to 11 U.S.C. Section 364(c) by Reptron Electronics, Inc., dated November 19, 2003, as amended.

                  1.50. Gaylord Facility Claim means all amounts owing under the $361,000 debenture dated July 5, 1988 between Reptron as borrower and by Harris Trust of New York as Trustee for the Northeast Michigan Development Company guaranteed by the Small Business Administration and secured by a Lien on the facility owned by the Debtor in Gaylord, Michigan and certain identified personal property located on the premises.

                  1.51. General Unsecured Claim means any Claim against the Debtor which is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, Miscellaneous Secured Claim, Gaylord Facility Claim, Hibbing Facility Claim, Tampa Facility Claim, Transamerica Claim or a Trade Vendor Claim.

                  1.52. General Unsecured Claim Distribution means 95% of the New Issued Common Stock and 100% of the New Notes.

                  1.53. Hartford Letter of Credit means the letter of credit caused to be issued for the benefit of The Hartford by the DIP Lender pursuant to the third amendment to Financing Agreement as approved by the Bankruptcy Court.

                  1.54. Hibbing Facility Claim means all amounts owing under the contract for deed dated April 1, 2002 between Reptron as buyer and the State of Minnesota secured by a lien on the facility owned by the Debtor in Hibbing, Minnesota.

                  1.55. Initial Distribution Date means the Effective Date or as soon as thereafter as the Debtor, in consultation with the Creditors Committee determine to make the first distribution under the Plan.

                  1.56. Intercreditor Agreement means that certain intercreditor agreement, annexed hereto as Exhibit G, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date, by and between the New Notes Indenture Trustee and the lender(s) under the Exit Facility, effective on the Effective Date.

                  1.57. Interest means the legal, equitable, contractual and other rights of any person or entity with respect to any capital stock or other ownership interest in the Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity security in the Debtor.

                  1.58. Lane means, Leigh Lane, the Debtor's former Corporate Credit Manager as of September 30, 2003. She is currently the Corporate Secretary and a member of the Board of Directors.

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

                  1.59. Lien means any lien, claim, right, interest or charge or encumbrance against or upon or other interest in property, the purpose of which is to secure payment of a debt or performance of an obligation.

                  1.60. Miscellaneous Secured Claim means a Secured Claim other than the Transamerica Claim, the Tampa Facility Claim, the Hibbing Facility Claim and the Gaylord Facility Claim.

                  1.61. Musto Jr. means, Michael Musto Jr., who ceased being employed by the Debtor on June 10, 2003.

                  1.62. Musto Sr. means, Michael Musto Sr., the Debtor's Chief Executive Officer.

                  1.63. New Common Stock means that Common Stock, par value $0.01 per share of Reorganized Debtor, to be issued pursuant to the terms of the Plan.

                  1.64. New Indenture means that Indenture by and between Reorganized Debtor and the New Notes Indenture Trustee, which Indenture shall be in substantially the form annexed hereto as Exhibit F and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.65. New Issued Common Stock means those 5,000,000 shares of New Common Stock of Reorganized Debtor to be issued as of the Initial Distribution Date pursuant to Section 7.1 of the Plan.

                  1.66. New Notes means those notes issued by the Reorganized Debtor in an aggregate amount of the sum of $30 million which shall be issued by the Reorganized Debtor under the New Indenture on the Initial Distribution Date in accordance with the terms of this Plan and the Intercreditor Agreement.

                  1.67. New Notes Indenture Trustee means the entity to be selected by the Creditors Committee prior to the Confirmation Date to serve as the indenture trustee for the New Notes.

                  1.68. Objection Deadline means the latest to occur of (i) one hundred and eighty (180) days after the Effective Date (or such other date as has been ordered by the Bankruptcy Court), or (ii) sixty (60) days after a Claim is deemed timely filed and served on counsel for both the Debtor and the Creditors Committee.

                  1.69. Old Notes means the 6-3/4% Convertible Subordinated Notes due 2004 issued by the Debtor under the Old Notes Indenture.

                  1.70. Old Notes Indenture means that certain Indenture, dated as of August 4, 1997, by and between Reptron and the Old Notes Indenture Trustee relating to the Old Notes.

                  1.71. Old Notes Indenture Trustee means U.S. Bank as Indenture Trustee pursuant to the Old Notes Indenture, successor to Reliance Trust Company.

                  1.72. Other Equity Interest means any interest in the Debtor other than Common Equity Interests including but not limited to any option, warrant or right, contractual or otherwise, to acquire a Common Equity Interest plus any claim of a holder of an interest subject to subordination under section 510(b) of the Bankruptcy Code as of the Petition Date.

                  1.73. Other Priority Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under section 507(a) of the Bankruptcy Code.

                  1.74. Petition Date means October 28, 2003, the date on which the Debtor commenced the Chapter 11 Case.

                  1.75. Plan means the Debtor's Modified Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated as of December 17, 2003, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                  1.76. Plante means Paul Plante, the Debtor's President and Chief Operating Officer.

                  1.77. Plante Employment Contract means the employment contract to be entered into by the Reorganized Debtor and Plante, as of the Effective Date, with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.78. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  1.79. Professional means any professional employed in the Chapter 11 Case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and the professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

                  1.80. Professional Claims Reserve means the Cash reserved on the Effective Date in accordance with Section 8.3 of the Plan to be held in a segregated account to be used solely for the payment of Professional Fee Claims in accordance with the terms of the Plan.

                  1.81. Professional Fee Claims means a claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to the Effective Date.

                  1.82. Ratable Portion means, with reference to any distribution on account of any Claim or Equity Interest in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interest, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Interests in the same Class.

                  1.83. Registration Rights Agreement means the registration rights agreement relating to the New Common Stock and New Notes distributed pursuant to the Plan, to be entered into as of the Effective Date by Reorganized Debtor, for the benefit of certain holders of shares of New Common Stock and New Notes, which agreement shall be in substantially the form of, and containing provisions not less favorable than, the form of agreement annexed hereto as Exhibit D and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.84. Reinstated means with respect to a Claim (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by such holder on any right to accelerate its Claim, and (iv) the legal, equitable and contractual rights of such holder will not otherwise be altered.

                  1.85. Rejection Claim means any Claim against the Debtor arising from the rejection of any executory contract or unexpired lease, including any Claim of (a) a lessor for damages resulting from the rejection of a lease of real property as any such claim shall be calculated in accordance with section 502(b)(6) of the Bankruptcy Code, or (b) an employee for damages resulting from the rejection of an employment agreement as any such Claim shall be calculated in accordance with section 502(b)(7) of the Bankruptcy Code.

                  1.86. Released Parties means the Debtor, the Reorganized Debtor, the Creditors Committee, the Ad Hoc Committee, the Old Notes Indenture Trustee, and the Disbursing Agent, and each of their respective present or former members, partners, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents in their capacities as such and any of such parties' successors and assigns but excluding Ernst & Young Corporate Finance, LLC.

                  1.87.    Releasor Parties shall have the meaning set forth in
Section 12.7 hereof.

                  1.88. Reorganized Debtor means the Debtor as it will be reorganized as of the Effective Date in accordance with the Plan and the Confirmation Order.

                  1.89. Reptron means Reptron Electronics, Inc., a Florida corporation and a Debtor in the Chapter 11 Case.

                  1.90. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

                  1.91. Secured Claim means a Claim secured by a Lien on Collateral but only to the extent of the value of such Collateral (i) as set forth in the Plan, (ii) as agreed to by the holder of such Claim and the Debtor, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff. That portion, if any, of any secured claim which exceeds the value of the Collateral securing such Claim shall be a General Unsecured Claim unless otherwise provided in the Plan.

                  1.92. Securities Act means the Securities Act of 1933, as amended.

                  1.93. Security Agreement means that certain security agreement, annexed hereto as Exhibit G, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date, by and between the Reorganized Debtor and the New Notes Indenture Trustee, securing a Lien for the benefit of the holders of New Notes on substantially all of the Reorganized Debtor's assets, provided, however, that (i) such Lien will be subordinate to any Lien that may exist with respect to the Exit Facility or Secured Claims and (ii) such Lien will be granted as to particular collateral only to the extent permitted by the Exit Facility and to the extent it does not impair or cause a default under the terms of a Secured Claim.

                  1.94. Stock Option Plan means the Stock Option Plan, which shall be in substantially the form annexed hereto as Exhibit C, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date, and which shall be subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Date.

                  1.95. Tampa Facility Claim means all amounts owing under the $4,000,000 Promissory Note dated February 29, 2000 between Reptron as borrower and General Electric Business Assets Funding Corporation as lender secured by a Lien on the facility owned by the Debtor in Tampa, Florida. The Tampa Facility Claim Loan documents shall be modified to allow for a junior lien on the facility to be granted the New Indenture Trustee.

                  1.96. Trade Vendor Claims means all of the Allowed Claims of the Debtor's trade suppliers listed on the attached Exhibit J.

                  1.97. Transamerica Claim means all amounts owing under the Master Lease Agreement dated December 18, 2000 between Reptron as lessee and Transamerica Equipment Financial Services Corporation as assignee of Celtic Leasing Corp as lessor.

                  B. INTERPRETATION, APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

                  Unless otherwise specified, all section, schedule, or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time-to-time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

ARTICLE II PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP FACILITY
           CLAIM AND PRIORITY TAX CLAIMS

                  2.1. Administrative Expense Claims. Except as otherwise provided herein, and subject to the DIP Lender's Superpriority Administrative Expense Claim under the DIP Facility, on the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtor agree to a different treatment of such Allowed Administrative Expense Claim, the Reorganized Debtor shall pay to each holder of an Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim, provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor or liabilities arising under loans or advances to or other obligations incurred by the Debtor, whether or not incurred in the ordinary course of business, shall be assumed and paid by the Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

                  2.2. DIP Facility Claim. On the Effective Date, the DIP Facility Claim will be paid in full in Cash, and the DIP Lenders will release all Liens, Claims and encumbrances against assets of Debtor arising from or related to the DIP Facility, except the DIP Lender's lien on and possession of cash collateral to secure the Debtor's obligations pursuant to the Third Amendment to the DIP Facility under the Hartford Letter of Credit to the extent such obligations continue beyond the Effective Date.

                  2.3. Priority Tax Claim. On the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtor shall, at its option, pay to each holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Tax Claim, or
(b) deferred annual cash payments over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

ARTICLE III CLASSIFICATION OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR.

                  3.1. Class 1--Other Priority Claims. This Class shall be comprised of all Other Priority Claims.

                  3.2. Class 2A - Gaylord Facility Claim. This sub-Class shall be comprised of the Gaylord Facility Claim.

                  3.3. Class 2B - Hibbing Facility Claim. This sub-Class shall be comprised of the Hibbing Facility Claim.

                  3.4. Class 2C - Tampa Facility Claim. This sub-Class shall be comprised of the Tampa Facility Claim.

                  3.5. Class 2D - Transamerica Claim. This sub-Class shall be comprised of the Transamerica Claim.

                  3.6. Class 2E - Miscellaneous Secured Claims. This sub-Class shall be comprised of all Miscellaneous Secured Claims.

                  3.7. Class 2F - DIP Lender Letter of Credit Claim. This sub-class shall be comprised of the DIP Lender Letter of Credit Claim.

                  3.8. Class 3 - Trade Vendor Claims. This Class shall be comprised of all Trade Vendor Claims.

                  3.9. Class 4 - General Unsecured Claims. This Class shall be comprised of all General Unsecured Claims other than Trade Vendor Claims.

                  3.10. Class 5 - Common Equity Interests. This Class shall be comprised of all Common Equity Interests.

                  3.11. Class 6 - Other Equity Interests. This Class shall be comprised of all Other Equity Interests.

ARTICLE IV PROVISIONS FOR TREATMENT OF CLAIMS AND INITIAL DISTRIBUTION DATE
           INTERESTS

                  4.1. Other Priority Claims (Class 1). On the Initial Distribution Date, or as soon as practicable thereafter, except to the extent that the Debtor and a holder of an Allowed Other Priority Claim agree to a different treatment of such Allowed Other Priority Claim, or except to the extent that such Claim is not due and payable on or before the Initial Distribution Date, each Allowed Other Priority Claim shall be paid in full, in cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims which are not due and payable on or before the Initial Distribution Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                  4.2. Gaylord Facility Claim (Class 2A). The Gaylord Facility Claim shall be Reinstated as of the Effective Date.

                  4.3. Hibbing Facility Claim (Class 2B). The Hibbing Facility Claim shall be Reinstated as of the Effective Date.

                  4.4. Tampa Facility Claim (Class 2C). The Tampa Facility Claim shall be Reinstated as of the Effective Date. The Tampa Facility Claim Loan documents shall be modified to allow for a junior lien on the facility to be granted to the New Indenture Trustee.

                  4.5. Transamerica Claim (Class 2D). The Transamerica Claim shall be Reinstated as of the Effective Date.

                  4.6. Miscellaneous Secured Claims (Class 2E). Each holder of an Allowed Miscellaneous Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Miscellaneous Secured Claim, in the sole discretion of the Reorganized Debtor, be entitled to any one or a combination of any of the following: (i) on the Effective Date, receive Cash in an amount equal to such Allowed Miscellaneous Secured Claim, (ii) receive deferred Cash payments totaling at least the allowed amount of such Allowed Miscellaneous Secured Claim, of a value, as of the Effective Date, of at least the value of such holder's interest in the Debtor estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim, (iii) upon abandonment by the Reorganized Debtor, receive all or a portion of the Collateral securing such holder's Allowed Miscellaneous Secured Claim, (iv) receive payments or Liens amounting to the indubitable equivalent of the value of such holder's interest in the Debtor estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim, or (v) receive such other treatment as the Reorganized Debtor and such holder shall have agreed upon in writing.

                  4.7. DIP Lender Letter of Credit Claim (Class 2F). The DIP Lender shall retain its lien in and possession of cash collateral to secure the Debtor's obligations to the DIP Lender under the Hartford Letter of Credit, pursuant to the terms of the Third Amendment to Financing Agreement, but only to the extent such obligations of the Debtor continue beyond the Effective Date.

                  4.8. Trade Vendor Claims (Class 3). On the Initial Distribution Date or as soon as practicable thereafter, each holder of an Allowed Trade Vendor Claim shall receive Cash in an amount equal to such Allowed Trade Vendor Claim plus interest, to the extent that the agreed terms of a Trade Vendor's contractual relationship with the Debtor entitles such Trade Vendor to collect interest on such amounts. If the amount of the Trade Vendor Claim is not owed in the ordinary course of business, the Trade Vendor Claim will be paid in the ordinary course of business, or according to other payment terms as agreed between the Debtor and holder of the Trade Vendor Claim, but in any event such payment shall not be made later than ninety days after the Initial Distribution Date.

                  4.9. General Unsecured Claims (Class 4). On the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction of such Allowed General Unsecured Claim its Ratable Portion of the General Unsecured Claim Distribution. However, the holder of an Allowed General Unsecured Claim may elect to be treated as a Class 3 Trade Vendor Claim, provided such holder agrees to limit the total payment on its claim to $500.00.

                  4.10. Common Equity Interests (Class 5). On the Initial Distribution Date, Common Equity Interests shall be cancelled and on the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed Common Equity Interest shall receive, in full satisfaction of such Allowed Common Equity Interest its Ratable Portion of the Equity Interest Distribution.

                  4.11. Other Equity Interests (Class 6). On the Effective Date, Other Equity Interests shall be cancelled and holders of Other Equity Interests shall receive no distribution under the Plan.

ARTICLE V IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN

                  5.1. Unimpaired Classes. Each of Class 1 (Other Priority Claims), Class 2A (Gaylord Facility Claim), Class 2B (Hibbing Facility Claim), Class 2C (Tampa Facility Claim), Class 2D (Transamerica Claim), Class 2E (Miscellaneous Secured Claims) Class 2F (DIP Lender Letter of Credit Claim), is unimpaired by the Plan. The holders of Claims in each of the foregoing Classes are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

                  5.2. Impaired Classes. Each of Class 3 (Trade Vendor Claims), Class 4 (General Unsecured Claims) and Class 5 (Common Equity Interests) is impaired by the Plan. The holders of Claims and Interests in the foregoing Classes are entitled to vote to accept or reject the Plan.

                  5.3. Classes Deemed to Reject. Class 6 (Other Equity Interests) is impaired by the Plan, and holders of Class 6 Interests are conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Interests in Class 6 and are not entitled to vote to accept or reject the Plan.

ARTICLE VI CRAMDOWN

                  6.1 With respect to Class 6 and any other Class that does not vote to accept the Plan, the Debtor shall seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE VII MEANS OF IMPLEMENTATION

                  7.1. Distributions. On the Initial Distribution Date, the Reorganized Debtor shall make or cause to be made to the holders of Allowed Claims and Allowed Equity Interest the distributions of New Issued Common Stock, New Notes and Cash as provided in Article 4 hereof. Disputed Claims and Disputed Interests shall be resolved in accordance with Article 9 hereof and, if a Disputed Claim or a Disputed Interest becomes an Allowed Claim or and Allowed Interest by Final Order, distributions shall be made on account of such Claim in accordance with Article 8 hereof. The issuance of shares of New Issued Common Stock and New Notes to Holders of Allowed Class 4 Claims and Allowed Class 5 Common Equity Interests shall be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code. However, to the extent that
Section 1145 of the Bankruptcy Code is inapplicable, the Reorganized Debtor and certain holders of New Common Stock and New Notes, who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act, shall enter into the Registration Rights Agreement on or prior to the Effective Date.

                  7.2. Authorization to Issue New Securities. The issuance of the following securities by the Reorganized Debtor is authorized without further act or action under applicable law, regulation, order or rule: (a) 5,000,000 shares of New Common Stock; and (b) $30,000,000 in principal amount of the New Notes; and (c) the shares and options to be issued under the Stock Option Plan. Pursuant to the terms of the Plan, the Reorganized Debtor will issue and distribute ninety-five percent (95%) of 5,000,000 shares of New Issued Common Stock and $30,000,000 face amount of New Notes to holders of Allowed Class 4 General Unsecured Claims and five percent (5%) of the 5,000,000 shares of New Issued Common Stock to Allowed Class 5 Common Equity Interests on the Initial Distribution Date and any subsequent distribution date(s).

                  The shares of New Issued Common Stock issued under the Plan are subject to dilution by the exercise of the options to be issued under the Stock Incentive Plan.

                  7.3. New Indenture. Prior to the Effective Date, Reorganized Debtor and the New Indenture Trustee shall execute the New Indenture and Security Agreement, and such agreements shall become effective on the Effective Date. The New Notes to be issued under the New Indenture shall be secured by a Lien pursuant to the Security Agreement.

                  7.4. Issuance of New Securities. The Amended Certificate of Incorporation shall initially authorize the Reorganized Debtor to issue a total of up to 50,000,000 shares of New Common Stock.

                  7.5. Public Company Status. At the absolute and sole discretion of the Board of Directors of Reorganized Debtor, after the Effective Date the Debtor shall use its reasonable efforts to cause the shares of New Common Stock to be listed on a national securities exchange or quoted in the national market, smallcap market or OTC bulletin board system of the National Association of Securities Dealers' Automated Quotation System.

                  7.6. Cancellation of Existing Securities and Agreements. On the Initial Distribution Date, except as otherwise provided for herein, (i) the Old Notes, Interests and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated or Assumed under the Plan, shall be canceled and have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of Claims and Interests as expressly provided with respect to the applicable Claims or Interests in Article 4 of the Plan, and (ii) the obligations of the Debtor under any agreements, indentures or certificates of designations governing the Old Notes or Interests and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are Reinstated under the Plan, as the case may be, shall be discharged; provided, however, that the Old Notes Indenture shall continue in effect solely for the purposes of (x) allowing the Old Notes Indenture Trustee, to make the distributions to be made on account of the Old Notes under the Plan as provided in Article IV hereof and (y) permitting the Old Notes Indenture Trustee to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement; provided, further, that the provisions of clause (y) of this paragraph shall not affect the discharge of the Debtor's liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtor. The Reorganized Debtor shall not have any obligations to the Old Notes Indenture Trustee (or to any Disbursing Agent replacing such Old Notes Indenture Trustee) for any fees, costs or expenses, except as expressly provided herein; provided, however, that nothing herein shall preclude the Old Notes Indenture Trustee (or any Disbursing Agent replacing such Old Notes Indenture Trustee) from being paid or reimbursed for pre-Petition Date and post-Petition Date fees, costs and expenses from the distributions until payment in full of such fees, costs or expenses that are governed by the Old Notes Indenture in accordance with the provisions set forth therein.

                  7.7. Amended Certificate of Incorporation. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor shall file with the Secretary of State of Florida, in accordance with the FBCA, the Amended Certificate of Incorporation. On the Effective Date, the Amended Certificate of Incorporation shall automatically become effective, and all other matters provided under this Plan involving the corporate structure of the Reorganized Debtor, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the FBCA without any requirement of further action by the stockholders or the directors of the Reorganized Debtor, including, without limitation, the approval of the Stock Option Plan.

                  7.8. Stock Option Plan. The Reorganized Debtor is entitled to adopt the Stock Option Plan without the necessity of shareholder approval required under any applicable law, including, without limitations, section 162(m) of the Internal Revenue Code of 1986, as amended.

                  7.9. Board of Directors of Reorganized Debtor. The board of directors of the Debtor will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the new Board of Directors of Reorganized Debtor initially shall consist of Mark Holliday, Michael L. Musto, Sr., Paul Plante, Hal Purkey, Steven Scheiwe and Neil Subin. On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of Reorganized Debtor subject to, and in accordance with, the Amended Certificate of Incorporation and Amended By-Laws. The term of the directors of the Debtor immediately prior to the Effective Date shall expire on the Effective Date and shall be replaced by the Board of Directors of Reorganized Debtor.

                  7.10. Continued Corporate Existence. The Debtor shall continue to exist after the Effective Date as a separate corporate entity, in accordance with Florida law and pursuant to the Amended Certificate of Incorporation and Amended By-Laws. The Amended Certificate of Incorporation and Amended By-Laws shall satisfy the requirements of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities.

                  7.11. Exit Facility. On the Effective Date, the Reorganized Debtor shall enter into the Exit Facility, all or a portion of which shall be used to pay the DIP Facility Claim and the other Cash distributions that the Debtor is required to make on or about the Effective Date under the terms of the Plan, and execute and deliver to Intercreditor Agreement acceptable to the Exit Facility Lender.

                  7.12. Plante Employment Contract. On the Effective Date, the Reorganized Debtor shall enter into the Plante Employment Contract with Plante. Pursuant to the Plan, Plante's current employment contract shall be rejected and Plante shall not be entitled to any distribution or other recovery under this Plan or otherwise for any damages Plante suffers as a result of the rejection of such contract.

                  7.13. Musto Sr. Termination. On the Effective Date, Musto Sr. shall be terminated from employment with the Debtor and Musto's current employment contract shall be rejected under this Plan. In exchange, Musto Sr. will receive a $400,000 severance payment and will continue to have rights to participate under the Reorganized Debtor's health insurance plan until age 65 at Musto Sr.'s health insurance plan's contribution levels as of the Effective Date. Other than the foregoing, Musto Sr. shall not be entitled to any distribution or other recovery under this Plan or otherwise for any claim ultimately Allowed, if any.

                  7.14. Musto Jr. Termination. Musto Jr. shall not be entitled to any recovery under this Plan or otherwise resulting from any employment or severance agreement between him and the Debtor and any such agreements shall be rejected as of the Effective Date if not terminated earlier. In consideration of the foregoing, the Reorganized Debtor shall release Musto Jr. from any non-compete agreements he had with the Debtor.

                  7.15. Lane Termination. Lane shall not be entitled to any recovery under this Plan or otherwise resulting from any employment or severance agreement between her and the Debtor and any such agreements shall be rejected as of the Effective Date if not terminated earlier. In consideration of the foregoing, the Reorganized Debtor shall release Lane from any non-compete agreements she had with the Debtor.

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS

                  8.1. Date of Distributions. Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Initial Distribution Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                  8.2. Disbursing Agent. All distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as a Disbursing Agent, including, but not limited to, the Old Notes Indenture Trustee, on the Initial Distribution Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

                  8.3.     Compensation of Professionals. Not later than five
(5) business days prior to the Confirmation Date, each Professional seeking compensation or reimbursement under section 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall provide the Debtor and the Creditors Committee with a written estimate of the amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, the Debtor shall establish the Professional Claims Reserve in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtor. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed Professional Fee Claims. If a Professional fails to submit an estimate of its fees in accordance with this Section 8.3, the Reorganized Debtor shall not pay such Professional's Allowed Professional Fee Claim from the Professional Claims Reserve but rather shall pay such claim from any other source available to the Reorganized Debtor.

                  8.4. Professional Fee Applications. Each Professional retained or requesting compensation in the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall be required to file and serve an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case on or before ten (10) days after the Effective Date. Objections to any application made under this section
8.3 shall be filed on or before twenty (20) days after the Effective Date and served on the Debtor and the Creditors Committee, the United States Trustee and the requesting Professional. If no objection is filed and served with respect to a Professional's request for compensation and reimbursement of expenses, such Professional Fee Claim shall be paid by the Reorganized Debtor on the twenty-fourth (24th) day after the Effective Date. Otherwise, such Professional Fee Claim shall be paid by the Reorganized Debtor at such time as the objection is resolved or settled by Final Order of the Bankruptcy Court.

                  8.5. Substantial Contribution Claims. The Debtor and the Creditors Committee acknowledge that the Ad Hoc Committee and its counsel, Andrews Kurth LLP, have made a substantial contribution in this Chapter 11 Case. The Debtor and the Creditors Committee will not object to the reimbursement of the reasonable expenses of members of the Ad Hoc Committee (other than fees and expenses incurred by professionals retained by individual members of the Ad Hoc Committee) and the reasonable fees and expenses of Andrews Kurth LLP as counsel for the Ad Hoc Committee incurred during the period commencing on Petition Date to the date the Creditors Committee was appointed by the United States Trustee.

                  8.6. Delivery of Distributions. All distributions to any holder of an Allowed Claim or Allowed Common Equity Interest shall be made (i) at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, or
(ii) in the case of distributions to holders of Old Notes, at the address contained in the official records of the Old Notes Indenture Trustee, unless the Debtor or Reorganized Debtor, as applicable, has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or proof of interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest, provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of ninety
(90) days from the Initial Distribution Date. After such date, all unclaimed property or interest in property shall revert to

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


the Reorganized Debtor, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

                  8.7. Manner of Payment Under the Plan. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

                  8.8. Fractional Shares and Notes. No fractional shares of New Common Stock or New Notes shall be distributed under the Plan. For purposes of distribution, fractional shares of New Common Stock or New Notes shall be rounded down to the previous whole number.

                  8.9. Setoffs and Recoupment. The Debtor may, but shall not be required to, setoff against, or recoup from, any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim it may have against such claimant.

                  8.10. Distributions After Effective Date. Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Initial Distribution Date.

                  8.11. Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan,
(ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                           (A) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor in the ordinary course.

                  8.12. Old Notes Indenture Trustee's Fees and Expenses. The Old Notes Indenture Trustee shall be entitled to payment directly from the Reorganized Debtor on the Effective Date of all fees and reasonable expenses incurred in accordance with the terms of the Old Notes Indenture and all additional fees and expenses incurred as acting as Disbursing Agent for the Old Notes up to a maximum amount of $35,000. These amounts will be paid directly to the Old Notes Indenture Trustee by the Debtor or Reorganized Debtor on the Effective Date, or as soon as practicable thereafter, without further order of the Bankruptcy Court.

                  8.13. Record Date for Holders of Claims. As of the close of business on the Initial Distribution Date, the transfer ledgers for the Old Notes and the Common Equity Interests

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

shall be closed and there shall be no further changes in the record holders of such securities until after the distribution is made. The Debtor, Reorganized Debtor, and the Disbursing Agent shall have no obligation to recognize any transfer of Common Equity Interests, Old Notes or other Claims occurring after the Initial Distribution Date and prior to the distribution and shall be entitled instead to recognize and deal for all purposes with respect to such distribution with only those holders of Old Notes, Common Equity Interests and other Claims as of the close of business on the Initial Distribution Date. With respect to any subsequent distributions, record holders of Old Notes and the Common Equity Interests will have the ability to transfer Common Equity Interests, Old Notes or other Claims.

                  8.14. Reserves. Before making any distributions under the Plan, the Reorganized Debtor shall establish the following reserves:

                           (A) Disputed General Unsecured Claims. The Reorganized Debtor shall hold in reserve the amount of New Issued Common Stock and New Notes that would be required to be distributed under the Plan on account of a General Unsecured Claim but for the fact that such General Unsecured Claim is not an Allowed Claim, provided, however, that at the time such General Unsecured Claim is disallowed in whole or in part by Final Order, settlement or otherwise, the reserve on account of such Claim for the disallowed amount thereof, shall be distributed to holders of Allowed Class 4 General Unsecured Claims in accordance with the terms of the Plan. Notwithstanding the foregoing, $30 million of New Notes shall be distributed to holders of Old Notes on the Effective Date or as soon as practicable thereafter. If a Claim as to which an objection has been filed becomes, in whole or in part, an Allowed Claim, the Reorganized Debtor shall distribute to the holder thereof the amount to which it is entitled from the Disputed General Unsecured Claims Reserve in accordance with the terms of the Plan.

                           (B) Disputed Equity Interest Reserve. The Reorganized Debtor shall hold in reserve the amount of New Issued Common Stock that would be required to be distributed under the Plan on account of a Common Equity Interest but for the fact that such Common Equity Interest is not an Allowed Common Equity Interest, provided, however, that at the time such Common Equity Interest is disallowed in whole or in part by Final Order, settlement or otherwise, the reserve on account of such Common Equity Interest for the disallowed amount thereof, shall be distributed to holders of Allowed Class 5 Common Equity Interest in accordance with the terms of the Plan. If a Common Equity Interest as to which an objection has been filed becomes, in whole or in part, an Allowed Common Equity Interest, the Reorganized Debtor shall distribute to the holder thereof the amount to which it is entitled from the Disputed Equity Interest Reserve in accordance with the terms of the Plan.

                           (C) Disputed Priority Claims Reserve. The Disputed Priority Claims Reserve shall consist of the aggregate amount of Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims that have not been paid or Allowed as at the Confirmation Date. At such time as an Administrative Expense Claim, Priority Tax Claim, or Other Priority Claim is disallowed in whole or in part by Final Order, settlement or otherwise, the reserve on account of such Claim for the disallowed amount thereof shall be transferred to the Reorganized Debtor's operating account to be used by the Reorganized Debtor at its discretion in the ordinary course of business. If an Administrative Expense Claim, Priority Tax Claim or other priority Claim as to which an objection has been filed becomes, in whole or in part, an Allowed Claim, the Reorganized Debtor shall distribute to the holder thereof the amount to which it is entitled from the Disputed Priority Claims Reserve in accordance with the terms of the Plan. Any balance remaining in the Disputed Priority Claims Reserve after all Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and Allowed Other Priority Claims have been paid and the Chapter 11 Case are ready to be closed, shall be transferred to the Reorganized Debtor's operating account to be used by the Reorganized Debtor at its discretion in the ordinary course of business.

                  8.15. Allocation Relating to Old Notes. All distributions to holders of Old Notes shall be allocated first to the portion of each such Claim representing the principal amount of the Old Notes and then, to the extent the consideration exceeds such amount, to the remainder of such Claim.

ARTICLE IX PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

                  9.1. Disputed Claims. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor or Reorganized Debtor shall have the exclusive right to make and file objections to Claims and Interests. All objections shall be litigated to Final Order; provided, however, that the Debtor or Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor or Reorganized Debtor shall file all objections to Claims (other than applications for allowances of compensation and reimbursement of expenses) and Interests and serve such objections upon the holders of such Claims and Interests as to which the objection is made as soon as practicable, but in no event later than the Objection Deadline.

                  9.2. No Distributions Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim or any portion of an Equity Interest is a Disputed Equity Interest, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest.

                  9.3. Distributions After Allowance. To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or an Allowed Equity Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Allowed Claim or Allowed Equity Interest the distribution to which such holder is entitled under the Plan.

ARTICLE X PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  10.1. Assumed Contracts and Leases. Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it was a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Effective Date, or (iv) is identified as a rejected executory contract or a rejected unexpired lease, as applicable, annexed hereto as Exhibit E and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Hearing. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Confirmation Date except for any contract or lease assumed or rejected prior thereto.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  10.2. Payments Related to Assumption of Contracts and Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or the assignee of the Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                  10.3. Rejected Contracts And Leases. This Plan constitutes and incorporates a motion by the Debtor to reject, and the Confirmation Order shall be deemed to be an Order authorizing the rejection, effective as of the Effective Date, of those executory contracts and unexpired leases to which the Debtor is a party and which are annexed hereto as Exhibit E and subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Hearing.

                  10.4. Reservation. Except as for those executory contracts and unexpired leases annexed hereto as Exhibit E, subject to modification by the Debtor with the written consent of the Creditors Committee prior to the Confirmation Hearing, none of the executory contracts and unexpired leases to which the Debtor is a party shall be rejected under the Plan, provided, however, that the Debtor reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which it is a party.

                  10.5. Bar for Rejection Damages. If the rejection by the Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against the Debtor or Reorganized Debtor, or the properties of the Debtor or Reorganized Debtor, unless a proof of Claim is filed with the Bankruptcy Court (and served on the Debtor) on or before the later to occur of the Bar Date or thirty (30) days after entry of an order (which may be the Confirmation Order) authorizing the rejection of the applicable unexpired lease or executory contract.

                  10.6. Treatment Under Plan of Rejection Damages. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 4 General Unsecured Claims.

ARTICLE XI CONDITIONS PRECEDENT TO EFFECTIVE DATE

                  11.1. Conditions Precedent to Effective Date of the Plan. The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                           (A) A Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court which is in form and substance reasonably acceptable to the Debtor and the Creditors Committee and there shall not be a stay or injunction in effect with respect thereto.

                           (B) The Debtor shall have purchased directors and officers liability insurance for the Board of Directors of Reorganized Debtor in form, substance and amount reasonably acceptable to the Debtor and the Creditors Committee.

                           (C) The Debtor and the New Notes Indenture Trustee have executed the Security Agreement.

                           (D) The Debtor will enter in a Registration Rights Agreement with all necessary parties.

                           (E) The New Notes Indenture Trustee and the lender(s) under the Exit Facility have executed the Intercreditor Agreement.

                           (F) All conditions to the Exit Facility Lender's commitment letter have been met or waived.

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

                           (G) Upon satisfaction of these conditions, the Debtor shall file a notice of the Effective Date of the Plan.

                  11.2. Waiver of Conditions Precedent. Each of the conditions precedent in section 11.1, other than 11.1(A) hereof may be waived, in whole or in part, by the Debtor with the written consent of the Creditors Committee. Any such waivers of a condition precedent in Section 11.1 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

ARTICLE XII EFFECT OF CONFIRMATION

                  12.1. Vesting of Assets. On the Effective Date, the Debtor, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of the Debtor shall vest in the Reorganized Debtor free and clear of any and all Liens, except as otherwise provided herein. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

                  12.2. Preservation of Causes of Action. Except as provided herein, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain all causes of action that the Debtor or the estate may hold against any person or entity including but not limited to any causes of action arising from Bankruptcy Code sections 544, 547, 548, 549 or 550 that are not otherwise released under the Plan. Such causes of actions include those claims listed on Exhibit I - Retained Causes of Action.

                  12.3.    Binding Effect. Except as otherwise provided in
section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan shall bind any holder of a Claim against or Equity Interest in the Debtor and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

                  12.4. Discharge of Debtor. Except to the extent otherwise provided herein, the treatment of all Claims against or Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Interests in the Debtor will be satisfied, discharged, and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or Reorganized Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

                  12.5. Term of Injunctions or Stays. Unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the 60th day following the Effective Date.

                  12.6. EXCULPATION. THE RELEASED PARTIES SHALL NOT HAVE OR INCUR, AND ARE HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSE OF ACTION OR LIABILITY TO ONE ANOTHER OR TO ANY HOLDER OF A CLAIM OR INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF ITS RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS AND ASSIGNS WHO NOTE THEIR ACCEPTANCE OF THE SECTION 12.7 RELEASE IN THEIR BALLOT, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THIS CHAPTER 11 CASE, THE SOLICITATION OF VOTES AND PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, THE SOLICITATION AND ISSUANCE OF THE NEW ISSUED COMMON STOCK AND THE NEW NOTES, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO RELEASE ANY SUCH PERSON FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE.

                  12.7. RELEASE. AS OF THE EFFECTIVE DATE AND SUBJECT TO ITS OCCURRENCE, EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN, EACH RELEASED PARTY SHALL HAVE DEEMED TO HAVE BEEN RELEASED AND DISCHARGED BY (i) THE DEBTOR, ITS ESTATES, AND THE REORGANIZED DEBTOR, AND (ii) ANY HOLDER OF A CLAIM OR INTEREST OR ANY OTHER PARTY IN INTEREST OR ANY OF ITS RESPECTIVE AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS AND ASSIGNS WHO NOTE THEIR ACCEPTANCE OF THIS RELEASE IN THEIR BALLOT (ALL SUCH HOLDERS AND OTHER PARTIES LISTED IN THIS SECTION 12.6(i) AND (ii), THE "RELEASOR PARTIES"), FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR BASED UPON SUCH RELEASED PARTIES' SERVICE IN ANY CAPACITY OR ANY TRANSACTION, EVENT, CIRCUMSTANCE OR OTHER MATTER INVOLVING OR RELATING TO THE DEBTOR THAT OCCURRED ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO (a) RELEASE A RELEASED PARTY FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (b) PREVENT THE DEBTOR OR THE REORGANIZED DEBTOR FROM OBJECTING TO A CLAIM OR INTEREST OF A RELEASED PARTY;
(c) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE RELEASOR PARTIES SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIMS AND CAUSES OF ACTION RELEASED AND DISCHARGED PURSUANT TO THIS SECTION; PROVIDED, HOWEVER, THAT THE INJUNCTION PROVIDED FOR IN THIS SECTION SHALL NOT (x) BAR ACTIONS BASED UPON LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (y) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES; OR (z) BAR THE CLAIMS, IF ANY, OF THE UNITED STATES.

                  12.8. Indemnification Obligations. Subject to the occurrence of the Effective Date, the obligations of the Reorganized Debtor to indemnify, defend, reimburse or limit the liability of any current or former directors or officers of the Debtor against any claims or causes of action as provided in the Debtor's Amended Certificate of Incorporation, By-Laws, applicable state law or contract or otherwise shall cease.

                  12.9. Letter of Credit Obligations. Confirmation of the Plan shall have no impact or effect on the Reorganized Debtor's remaining obligations to Congress Financial and CIT under the Release Agreement (as defined in the Final Financing Order) and the Hartford Letter of Credit pursuant to the Third Amendment to Financing Agreement and the CIT Credit Agreement. The Reorganized Debtor shall remain fully liable and obligated with respect to such agreements until the obligations thereunder are completely fulfilled and the Letters of Credit have been terminated without a draw or the Letters of Credit have been replaced.

ARTICLE XIII RETENTION OF JURISDICTION

                  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case, the Plan and the Confirmation Order pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

                  (A) To hear and determine pending applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                  (B) To enforce all agreements, assumed, if any, and to recover all property of the estate wherever located.

                  (C) To determine any and all adversary proceedings, applications and contested matters, including, without limitation, under sections 544, 545, 548, 549, 550, 551, and 553 of the Bankruptcy Code.

                  (D) To ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided herein.

                  (E) To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim or Interests, including, without limitation, any objections to the classification of any Claim or Interest, and to allow or disallow any Disputed Claim or Disputed Interest in whole or in part.

                  (F) To determine the validity, extent and priority of all Liens, if any, against properties of the estates.

                  (G) To determine all assertions of an ownership interest in, the value of, or title to, any property of the estates.

                  (H) To determine any tax liability of the estates in connection with the Plan, actions taken, distributions or transfers made thereunder.

                  (I) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

                  (J) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

                  (K) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

                  (L) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                  (M) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

                  (N) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

                  (O) To hear and determine any other matter not inconsistent with the Bankruptcy Code.

                  (P) To hear and determine all disputes involving the existence, scope, and nature of the discharges granted under the Plan and the Confirmation Order.

                  (Q) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

                  (R) To determine such other matters as may be provided in the Confirmation Order.

                  (S)      To enter a final decree closing the Chapter 11 Case.

ARTICLE XIV MISCELLANEOUS PROVISIONS

                  14.1.    Payment of Statutory Fees. All fees payable under
section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will be paid by the Reorganized Debtor in the ordinary course of business.

                  14.2.    [Left Intentionally Blank].

                  14.3. Creditors Committee. Effective as at the close of business on the Effective Date, the duties of the Creditors Committee shall terminate, except with respect to applications for Professional Fee Claims and reimbursement of expenses of the members of the Creditors Committee.

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

                  14.4.    Exemption from Certain Transfer Taxes. Pursuant to
section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to any other person or entity pursuant to the Plan, including the pledging of any collateral, or the delivery of any security interests or other instrument of transfer, the furnishing of any promissory note(s) or other evidence of indebtedness, in furtherance of, or in connection with this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment.

                  14.5. Modifications and Amendments. The Exhibits to both the Plan and Disclosure Statement can be amended at any time prior to the Confirmation Date with the written approval of both the Creditors Committee and the Debtor. To the extent amendments affect the Exit Facility, such amendments shall require prior written consent of the Exit Facility Lender. In addition the Debtor with the written consent of the Creditors Committee may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Effective Date the Reorganized Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.

                  14.6. Compliance with Tax Requirements. In connection with the consummation of the Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

                  14.7. Preservation of Transferred Claims. All causes of action which are currently held by the Debtor will be transferred to and prosecuted by the Reorganized Debtor at its sole and absolute discretion.

                  14.8. Severability of Plan Provisions. Except as otherwise provided herein, in the event that prior to the Effective Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, then if requested by the Debtor or Reorganized Debtor the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms. Notwithstanding the foregoing or any other provision of the Plan, to the extent
Section 4

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

of the Plan or any part thereof is held by the Bankruptcy Court to be invalid, void or unenforceable, then the Plan shall be deemed null and void for all purposes.

                  14.9. Filing or Execution of Additional Documents. On or before the Effective Date, the Debtor or the Reorganized Debtor will file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

                  14.10. Notices. All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                          Reptron Electronics, Inc.
                          Attn:  Paul J. Plante,
                          President and Chief Operating Officer
                          13700 Reptron Boulevard
                          Tampa, Florida 33626
                          Tel:  (813) 854-2000
                          Fax:  (813) 891-4007

                          With a copy to:

                          Tew Cardenas, LLP
                          Thomas R. Lehman, P. A.
                          Lynn Maynard Gollin, Esq.
                          201 South Biscayne Boulevard
                          Miami Center, Suite 2600
                          Miami, Florida 331312
                          Tel:  (305) 536-1112
                          Fax:  (305) 536-1116

                          Counsel to Debtor

                                  -and-

                          Andrews Kurth LLP
                          Paul N. Silverstein, Esq.
                          Richard Baumfield, Esq.
                          450 Lexington Avenue
                          New York, NY 10017
                          Tel: (212) 850-2800
                          Fax: (212) 850-2929

                          Counsel to the Creditors Committee

                  14.11. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without giving effect to the principles of conflict of laws thereof.

Dated:  January 14, 2004

                                    Respectfully submitted,

                                    TEW CARDENAS, LLP
                                    Attorneys for Reptron Electronics, Inc.
                                    201 S. Biscayne Boulevard
                                    Miami Center, Suite 2600
                                    Miami, FL  33131
                                    Tel. No. 305-536-1112
                                    Fax  No. 305-536-1116

                                    By:  /s/ Thomas R. Lehman
                                        ----------------------------------------
                                        Thomas R. Lehman, P.A.
                                        Florida Bar No. 351318
                                        Lynn Maynard Gollin, Esq.
                                        Florida Bar No. 621668

                                   Respectfully submitted,

                                   Reptron Electronics, Inc.

                                   /s/ Paul Plante
                                   -------------------------------------
                                   By: Paul Plante
                                   President and COO of Reptron

                                EXHIBITS TO PLAN

Exhibit A:        Amended and Restated By-laws of Reptron Electronics, Inc.

Exhibit B:        Amended and Restated Certificate of Incorporation of
                  Reorganized Reptron Electronics, Inc.

Exhibit C:        Stock Option Plan

Exhibit D:        Registration Rights Agreement

Exhibit E:        Rejected Executory Contracts and Leases

Exhibit F:        Indenture

Exhibit G:        Intercreditor Agreement

Exhibit H:        Security Agreement

Exhibit I:        Retained Causes of Action

Exhibit J:        List of Class 3 Trade Vendor Claims